Exhibit 4.1

FIFTEENTH AMENDMENT TO RECEIVABLES SALE AGREEMENT

This FIFTEENTH AMENDMENT TO RECEIVABLES SALE AGREEMENT, dated as of March 16, 2021 (this “Amendment”), is entered into between SYNCHRONY BANK, a federal savings association organized under the laws of the United States (“Bank”), and RFS HOLDING, L.L.C., a limited liability company organized under the laws of the State of Delaware (“Buyer”), pursuant to the Receivables Sale Agreement referred to below.

WITNESSETH:

WHEREAS, Bank and Buyer are parties to the Receivables Sale Agreement, dated as of June 27, 2003, as amended by the Omnibus Amendment No. 1 to Securitization Documents, dated as of February 9, 2004, the RSA Assumption Agreement and Second Amendment to Receivables Sale Agreement, dated as of February 7, 2005, the Third Amendment to Receivables Sale Agreement, dated as of December 21, 2006, the Fourth Amendment to Receivables Sale Agreement, dated as of May 21, 2008, the Designation of Removed Accounts and Fifth Amendment to Receivables Sale Agreement, dated as of December 29, 2008, the Designation of Removed Accounts and Sixth Amendment to Receivables Sale Agreement, dated as of February 26, 2009, the Seventh Amendment to Receivables Sale Agreement, dated as of November 23, 2010, the Eighth Amendment to Receivables Sale Agreement, dated as of March 20, 2012, the Ninth Amendment to Receivables Sale Agreement, dated as of March 11, 2014, the Designation of Removed Accounts and Tenth Amendment to Receivables Sale Agreement, dated as of November 7, 2014, the Eleventh Amendment to Receivables Sale Agreement, dated as of March 3, 2016, the Twelfth Amendment to Receivables Sale Agreement, dated as of April 21, 2017, the Thirteenth Amendment to Receivables Sale Agreement, dated as of May 31, 2017 and the Designation of Removed Accounts and Fourteenth Amendment to Receivables Sale Agreement, dated as of October 11, 2019 (as amended, the “Agreement”); and

WHEREAS, Buyer and Bank desire to amend the Agreement as set forth herein;

NOW, THEREFORE, Buyer and Bank hereby agree as follows:

1.       Defined Terms. All terms defined in the Agreement and used herein shall have such defined meanings when used herein, unless otherwise defined herein.

2.       Amendments to Agreement.

(a)     Section 1.1 of the Agreement is hereby amended by deleting the definition of “Private Label Program” and replacing it with the following:

““Private Label Program” means any arrangement in which Originator agrees to extend credit accounts to customers of a Retailer, which accounts include a private label credit line for use at the Retailer’s retail establishments, Internet website, catalogue sales business or other channels for the purchase of the specified Retailer’s goods and services and may also include a credit line for use at certain other retail establishments, Internet websites, catalogue sales businesses or other channels not operated by such Retailer for the purchase of similar, related or complimentary goods and services as such Retailer offers or provides.”

3.       Representations and Warranties of Bank. Bank hereby represents and warrants to Buyer as of the date hereof that this Amendment constitutes its legal, valid and binding obligation, enforceable against Bank in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect affecting the enforcement of creditors’ rights in general and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity).

4.       Effectiveness. This Amendment shall become effective as of the date first written above; provided that Bank and Buyer shall have executed a counterpart of this Amendment.

5.       Binding Effect; Ratification.

(a)     On and after the execution and delivery hereof, (i) this Amendment shall be a part of the Agreement and (ii) each reference in the Agreement to “this Agreement”, “hereof”, “hereunder” or words of like import, and each reference in any other Related Document to the Agreement, shall mean and be a reference to such Agreement as amended hereby.

(b)     Except as expressly amended hereby, the Agreement shall remain in full force and effect and is hereby ratified and confirmed by the parties hereto.

6.       No Proceedings. Until the date one year plus one day following the date on which all amounts due with respect to securities rated by a Rating Agency that were issued by any entity holding Transferred Assets or an interest therein have been paid in full in cash, Bank shall not, directly or indirectly, institute or cause to be instituted against Buyer any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding or other proceeding under any federal or state bankruptcy or similar law; provided that the foregoing shall not in any way limit Bank’s right to pursue any other creditor rights or remedies that Bank may have under any applicable law. The Agreement and obligations of the Bank under this Section 6 shall survive the termination of the Agreement.

7.       Miscellaneous. (a) THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

(b)     Headings used herein are for convenience of reference only and shall not affect the meaning of this Amendment.

Fifteenth Amendment to Receivables
Sale Agreement

(c)     This Amendment may be executed in any number of counterparts, and by the parties hereto on separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement. Counterparts of this Amendment may be delivered electronically. Documents executed, scanned and transmitted electronically and electronic signatures shall be deemed original signatures for purposes of this Amendment and all matters related thereto, with such scanned and electronic signatures having the same legal effect as original signatures. The parties agree that this Amendment, any addendum or amendment hereto or any other document necessary for the consummation of the transaction contemplated by this Amendment may be accepted, executed or agreed to through the use of an electronic signature provided by one or more electronic networks or databases (including one or more distributed electronic networks or databases) provided by DocuSign, Inc., Adobe Sign, Nitro Pro or any other electronic signature provider as may be mutually agreed to by the parties to this Amendment, and that creates a record that may be retained, retrieved and reviewed by a recipient thereof and is in accordance with the Electronic Signatures in Global and National Commerce Act, Title 15, United States Code, Sections 7001 et seq., the Uniform Electronic Transaction Act and any applicable state law. Any document accepted, executed or agreed to in conformity with the requirements of this Section 7(c) will be binding on all parties thereto to the same extent as if it were physically executed.

Fifteenth Amendment to Receivables
Sale Agreement

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be duly executed and delivered by their respective duly authorized officers on the day and year first above written.

RFS HOLDING, L.L.C., as Buyer

By:	/s/ Christopher J. Coffey
Name:	Christopher Coffey
Title:	Vice President

Fifteenth Amendment to Receivables
Sale Agreement

SYNCHRONY BANK, as a Seller

By:	/s/ Eric Duenwald
Name:	Eric Duenwald
Title:	Senior Vice President & Treasurer

Fifteenth Amendment to Receivables
Sale Agreement